                                AGREEMENT OF SALE

         This Agreement of Sale ("Agreement") is made on December 4, 2001 between RED BELL BREWING COMPANY, whose address is 3100 Jefferson Street, Philadelphia, Pennsylvania 19121 ("Seller" or "Red Bell") and

Buyer's Name: Westrum Land Development, LLC                            ("Buyer")
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Buyer's Address:  370 Commerce Drive, Ft. Washington, PA 19034
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Buyer's SSN and/or EIN:
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Buyer's Phone Number:  215-283-2190
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Buyer's Fax Number:  215-283-0991
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         1.  PURCHASE. Seller agrees to sell and Buyer agrees to buy the
Property described in this Agreement.

         2. PROPERTY. The Property to be sold consists of (a) the land and all the buildings, improvements, and fixtures on the land, if any; (b) all of Seller's rights and obligations relating to the land including, but limited to, all leasehold interests. Together, these are referred to as the "Property." The Property to be sold is situate in the City of Philadelphia, Philadelphia County, Pennsylvania, identified as 3100-3123 1/2 Jefferson Street and 1500-36 N 31st Street, and 3125-45 W. Jefferson Street, Philadelphia, PA 19121 and consists of all of the real property owned by Seller at this location. Seller represents and warrants that the Property includes all portions of Jefferson Street between Glenwood Avenue and 31st Street, and that Seller has, and will convey to Buyer, exclusive right and use of such portion of Jefferson Street at Closing. The Property is shown on Exhibit "A" attached hereto.

         3. PURCHASE PRICE. The purchase price is $890,000 (the "Purchase Price"). Buyer will pay the Purchase Price as described in this paragraph.

         4. PAYMENT OF PURCHASE PRICE. Buyer will pay the Purchase Price as follows. Upon signing of this Agreement, a deposit of $100,000 (the "Deposit") will be paid. The Deposit shall be held by Buyer's title insurance company ("Escrow Agent") in a custodial escrow bank account until closing. If closing is completed in accordance with this Agreement, the principal amount of the Deposit and any interest earned thereon, shall be credited to Buyer and shall be applied to reduce the Purchase Price. If there is a dispute between Buyer and Seller over who is entitled to the Deposit, Escrow Agent will not be responsible to resolve that dispute and will not be liable to either Buyer or Seller for refusing to release the Deposit without an adequate written agreement between Buyer and Seller or a final order of a court of competent jurisdiction.

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         The balance of the Purchase Price, subject to adjustments, shall be paid by Buyer in cash or by certified or bank cashier's check at the time of closing and delivery of the deed.

         5. CASH TRANSACTION. The Buyer represents and warrants that Buyer presently has sufficient cash and assets to pay the Purchase Price in full. This Agreement is not contingent in any way upon Buyer obtaining a mortgage or any other type of financing to complete the purchase.

         6. TIME AND PLACE OF CLOSING. The closing shall take place on or before February 4, 2002. The closing shall be held at such mutually convenient place as may be agreed between Buyer and Seller. The closing date is of the essence of this Agreement. Buyer shall give Seller at least ten (10) days written notice of the date and place of settlement.

         7. DEFAULT. If Buyer fails to consummate the settlement as required by, and in compliance with the terms of this Agreement, Seller shall: keep the Deposit as liquidated damages and not as a penalty (this means that Seller is conclusively presumed to have suffered damages in the amount of the Deposit and may keep the Deposit without proving those damages in court) as Seller's sole and exclusive remedy. In order to enforce the provisions of this Agreement against Buyer, Seller shall not be required to formally offer (tender) to Buyer a deed to the Property if Buyer defaults in paying the balance of the Purchase Price. Buyer acknowledges that its waiver of any right it may have to prove that Seller has suffered actual damages in an amount less than the Deposit as set forth above is a material inducement to Seller entering into this Agreement with Buyer and that were it not for that waiver, Seller would not have entered into this Agreement with Buyer.

         8. TRANSFER OF OWNERSHIP. At the settlement, Seller will transfer ownership of the Property to Buyer. Seller will give Buyer a properly executed special warranty deed (the "Deed").

         9. PREPARATION OF DOCUMENTS/CONVEYANCING EXPENSES. The Deed shall be prepared, acknowledged and recorded by Seller, and recorded at the expense of Buyer. Said document must be presented by Seller to Buyer for examination and approval at least ten (10) days prior to the date fixed for the settlement. All other settlement expenses including, without limitation, title searches, title insurance, and cost of survey shall be paid by Buyer. Buyer agrees to provide Seller with a copy of Buyer's title insurance commitment at least ten (10) days before the time fixed for the settlement.


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         10. TRANSFER TAXES. All real estate transfer taxes imposed upon this sale shall be divided and borne equally between the Buyer and the Seller.

         11. CONDITION OF TITLE AND COSTS.

             (a) The Property is to be conveyed free and clear of all liens, encumbrances, and easements, excepting however the following: existing ordinances, easements of record, privileges or rights of public service companies (the "Encumbrances"), if any; otherwise the title to the Property shall be good and marketable and such as will be insured, by a reputable title insurance company licensed to do business in Pennsylvania, at regular rates. The Encumbrances of record shall be limited to the exceptions at nos. 3, 4 and 5 on page 7 of the title commitment attached hereto as Exhibit "B" (the "Title Commitment") and Buyer shall have confirmed that such Encumbrances do not adversely impact the use of the Property.

             (b) In the event Seller is unable to give good and marketable title and such as will be insured by a reputable title insurance company at regular rates, as aforesaid, Buyer shall have the option of taking such title as Seller can give without changing the Purchase Price or of being repaid all monies paid by Buyer to Seller on account of the Purchase Price in which event this Agreement shall become null and void.

             (c) Buyer shall pay for the following:

The premium for mechanics' lien insurance and/or any title search;

The premium for flood insurance and/or fire insurance with extended coverage;

Buyer's customary settlement costs and charges.

             (d) Seller shall produce such documentation and pay such amounts as are required to remove exception nos. 12 through 25 of the Title Commitment. Seller is not aware of any mortgages or other encumbrances recorded against the Property except the mortgages and other encumbrances set forth in the Title Commitment.

             (e) Seller shall not encumber the Property after the date of this Agreement.


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

         If Seller is unable to transfer title as required by this Agreement, Seller shall have an additional sixty (60) days from the date fixed for settlement to correct any defect in title. If at the end of the additional sixty
(60) days Seller is still unable to transfer title in accordance with this Agreement, Buyer may cancel this Agreement. If Buyer cancels this Agreement, Seller shall instruct Escrow Agent in writing to pay to Buyer the entire amount of the Deposit held by Escrow Agent, this Agreement shall become null and void, and Seller shall not be liable for any other claim. In lieu of canceling this Agreement, Buyer may, however, accept such title as Seller can convey, without any reduction in the Purchase Price.


         12. ZONING AND CODE COMPLIANCE MATTERS. The zoning classification applicable to the premises is "Industrial (G-2)". The Buyer is advised that a Use Registration Permit must be obtained prior to making use of the premises. Seller covenants and agrees that at Closing the Property will be in compliance with all governmental and quasi-governmental laws, rules, regulations and ordinances. Seller shall provide to Buyer at or before Closing a written certification from City of Philadelphia, Department of Licenses and Inspection confirming the zoning classification of the Property as Industrial (G-2), and that there are no notices of any uncorrected municipal code violations.

         13. HIGHWAY ACCESS. Access to a public road may require issuance of a highway occupancy permit from the Department of Transportation.

         14. ASSESSMENTS FOR MUNICIPAL IMPROVEMENTS. Certain municipal improvements such as sidewalks and sewers may result in the municipality charging the property owners to pay for the improvement. All assessed charges against the Property for work completed before the date of this Agreement will be paid by Seller at or before the settlement. Seller shall not be liable for any work done or ordered done after the date of execution of this Agreement by any municipality, agency, or other public authority, or for any notice issued after the date of execution of this Agreement which directs any action to be done or not to be done on, in, or to the Property by any municipality, agency, or other public authority, and Buyer agrees to take title subject to any lien that may be recorded as a result thereof.

         15. ADJUSTMENTS AT SETTLEMENT. Buyer and Seller agree to adjust the following expenses as of the settlement date (with Buyer responsible for amounts due on the date of settlement): (1) all real estate taxes and assessments on the Property for the current year (in no event shall Seller be charged with or responsible for any increase in the real estate taxes after the settlement); and
(2) any and all utility charges, if any.


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

         16. POSSESSION. At the settlement, Buyer will be given possession of the Property by delivery of the Deed, subject to existing leases.

         17. LEASES.

             (a) Buyer acknowledges that this sale is subject to certain leases. At Settlement, the parties shall execute an Assignment of Leases, whereby Seller shall assign to Buyer all rights and duties of all leases not terminated as of the date of Settlement.

             (b) Seller represents and warrants to Buyer that the existing leases at the Property consist only of the following:

                 1. A month-to-month lease with Red Bell Brewery for 18,500 square feet (as shown on the plan attached hereto as Exhibit "C") (the "Red Bell Space"); and

                 2. A month-to-month lease with Allied Moving and Storage, Inc. ("Allied") for 6,100 square feet currently occupied by Allied as of the date of this Agreement (the "Allied Space"); and

                 3. A month-to-month lease with Friendly's Distribution, Inc. (d/b/a Welches) ("Friendly's") for 23,979 square feet (as shown on the plan attached hereto as Exhibit "E") (the "Friendly's Space"); and

                 4. A lease agreement dated January 7, 1999 with Nextel Communications of Mid-Atlantic, Inc., a copy of which is attached hereto as Exhibit "F" (the "Nextel Lease").

             (c) Seller further represents and warrants to Buyer that there are no leases encumbering the Property except as set forth in subsection (b) above.

             (d) At the time of Closing, Seller will deliver to Buyer a written assignment of all of its right, title and interest in and to the Nextel Lease.

             (e) Between the date of this Agreement and Closing, Seller and Buyer will enter into a written agreement of lease for the Red Bell Space (the "Red Bell Lease"), which Red Bell Lease will have a term of two (2) years from the date of Closing, will have a rental of $27,600 per annum for the first year and $28,290 per annum for the second year, and will otherwise be on such terms and conditions as will be acceptable to Buyer and Seller. Red Bell shall be entitled to receive a rental credit of $200 per month for each month that the Friendly's Lease (as hereinafter defined) is in full force and effect to reimburse Red Bell for the electricity being paid by Red Bell for the Friendly's Space.


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

             (f) Prior to the completion of Closing, Red Bell will provide to Buyer the following:

                 1. A written lease with Friendly's for the Friendly's Space with a term of one (1) year from the date of Closing, a rental of $28,200 per annum, and on such other terms and conditions as are acceptable to Buyer (the "Friendly's Lease'); and

                 2. A written lease with Allied for the Allied Space with a term of one (1) year from the date of Closing, a rental of $13,800 per annum, and on such other terms and conditions as are acceptable to Buyer (the "Allied Lease").

                 3. Buyer and the respective tenants will execute the Allied Lease and the Friendly's Lease at or prior to Closing.

             (g) Prior to the completion of Closing, Red Bell will provide to Buyer a written guaranty agreement, on such terms and conditions as are acceptable to Red Bell and Buyer, whereby Red Bell agrees to guaranty and act as surety for the payment of the rental and other payments due under the Red Bell Lease, the Nextel Lease, the Friendly's Lease and the Allied Lease for the first year of each lease, up to an aggregate amount of $90,120.

             (h) In the event that Red Bell obtains a tenant for the available space in the Property (other than Friendly's or Allied) and Buyer executes a lease with such tenant(s), Red Bell shall be entitled to a finder's fee of 25 percent of the monthly rental payments as and when received by Buyer in the first year of the term of such lease and 15% of the monthly rental payments as and when received by Buyer for each year of the term thereafter.

             (i) If any new tenants occupy any portions of the Property, Buyer and Seller agree to provide such tenants with electrical service in a fair and equitable manner.

             (j) Office Space. The Red Bell Lease shall provide that Buyer will have the right to use any available office space located in the Red Bell Space.

         18. INSPECTION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO AND HAS ADEQUATELY INSPECTED THE PROPERTY AND/OR HAS WAIVED THE OPPORTUNITY TO MAKE SUCH AN INSPECTION. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT AS A RESULT OF THE INSPECTION MADE BY BUYER AND NOT AS A RESULT OF ANY ADVERTISEMENT, HANDBILL, OR ANY OTHER REPRESENTATION, OR WARRANTY, EITHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE BY SELLER, ANY OF ITS EMPLOYEES, REPRESENTATIVES, AGENTS, OR THE LIKE, ANY SELLING AGENT OR BY TRAIMAN. BUYER FURTHER AGREES THAT NEITHER SELLER NOR TRAIMAN SHALL BE RESPONSIBLE FOR ANY ERRORS IN ANY ADVERTISEMENT, HANDBILLS, OR ANNOUNCEMENT MADE BY SELLER OR TRAIMAN, NOR FOR ANY AGREEMENT, CONDITION, OR REPRESENTATION, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION REGARDING THE VALUE OF ANY REAL ESTATE, OR ANY STIPULATION, ORAL OR WRITTEN, NOT CONTAINED IN THIS AGREEMENT. BUYER HAS MADE AN INDEPENDENT DETERMINATION OF THE VALUE OF THE PROPERTY AND HAS NOT RELIED ON ANY INFORMATION FROM SELLER OR SELLER'S AGENT(S) REGARDING THE PROPERTY'S VALUE.


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

         19. PHYSICAL CONDITION OF THE PROPERTY. The Property is being sold "As Is, Where Is" and "with all faults and defects", and Buyer acknowledges that Seller has not made and Buyer has not relied upon any representation or warranty regarding the Property, except as set forth in this Agreement. Seller does not make any claims or promises whatsoever about the Property including, without limitation, the condition or value of the Property. Neither Seller nor Traiman Corporation ("Traiman") makes any representations as to the presence or absence of any hazardous or toxic substances on the Property.

         20. ENVIRONMENTAL ISSUES. Buyer, at Buyer's expense, has the right to have the premises inspected for possible environmental hazards, if it deems the same necessary, by a reputable environmental investigation company. A copy of said company's report shall be submitted to Seller within twenty (20) days of the date of this Agreement. If the inspection reveals evidence of environmental hazards of such degree that Buyer desires to have said hazards remediated, Seller shall have thirty (30) days from the date of Seller's receipt of said report to notify Buyer whether Seller will effect the remediation, and upon what terms and conditions or decline to do so. If Seller declines, Buyer shall have ten (10) days thereafter to notify Seller whether Buyer will go to settlement without said remediation being effected (with no diminution of sale price), or declare this Agreement null and void, in which event all down money shall be returned to Buyer and copies of this Agreement shall be returned to Escrow Agent for cancellation. If Seller agrees to remediate, then Seller and Buyer shall have ten (10) days to agree to the terms and conditions of Seller's remediation proposal. Failing notification in writing to the contrary, Buyer shall be deemed to have accepted Seller's remediation proposal. If Seller and Buyer do not agree to the terms of the remediation, then Buyer can terminate this Agreement and the deposit monies shall be returned to Buyer.


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

         Buyer shall not conduct any testing permitted hereunder in a manner so as to cause damage, loss, cost, or expense to Seller or the Property, and Buyer will indemnify, protect, defend, and hold Seller and the Property harmless from and against any damage, loss, liability, cost, or expense, including, without limitation, Seller's reasonable counsel fees and costs of suit which are suffered as a result of Buyer's inspections or testing of the Property. The foregoing indemnity shall survive closing or the termination or cancellation of this Agreement. Without limiting the foregoing, if any inspection or test conducted by Buyer pursuant hereto damages the Property in any way, Buyer will restore the Property to the same condition as existed before the inspection or test. Prior to any testing, Buyer's contractors shall produce evidence of insurance satisfactory to Seller and shall name Seller as an additional insured on that policy.

         21. FLOOD PLAIN. Buyer acknowledges that portions of said Property may be in a flood plain area.

         22. FIXTURES. All plumbing, heating and lighting fixtures and systems in and upon the Property and forming a part thereof, and other permanent fixtures affixed to the Property that are owned by Seller, are included in this sale and the purchase price.

         23. PERSONAL PROPERTY. This sale is for real estate only; the furniture, furnishings, personal property, contents and equipment, whether or not physically attached to the Property, are not included in this sale or covered by this Agreement and may be removed by the owners thereof or their agent prior to Settlement.

         24. TAKING OF THE PROPERTY BY EMINENT DOMAIN. If all or a material part of the Property is taken between the date of this Agreement and the date of settlement by the exercise of the power of eminent domain by any local, state, or federal body, Buyer may either: (a) cancel this Agreement and receive a refund of the Deposit; or (b) complete settlement at the full Purchase Price, in which case Buyer shall be entitled to an assignment of all rights to the eminent domain award or compensation.

         25. RECORDING. Buyer shall not record this Agreement or any memorandum of this Agreement in any state, county, or municipal recording office. Any recording or attempt at recording will be deemed a breach of this Agreement and be null and void.

         26. TRAIMAN AGENT ONLY. Traiman represents Seller and not Buyer, and Traiman's commission shall be paid by Seller in accordance with the Listing Agreement for the Sale of Real Estate between Seller and Traiman. Buyer warrants that Buyer has not dealt with any real estate agent, broker or salesperson other than Traiman, unless such person or entity previously registered with Traiman in accordance with Traiman's rules and regulations. Buyer covenants to indemnify, defend and hold Seller harmless from and against claims of any person or entity for a real estate commission or other compensation arising out of Buyer's dealing with such other party.


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

         27. ESCROWEE. It is understood and agreed that Escrow Agent shall not be held liable by either Seller or Buyer for the performance or nonperformance of any provision of this Agreement, except to account for any Deposit paid to it. The obligation of this paragraph shall survive settlement.

         28. RISK OF LOSS. Seller shall bear the risk of loss from fire or other casualties until the time of settlement. In the event of damage by fire or other casualty to any property included in this sale that is not repaired or replaced prior to settlement, Buyer shall have the option of rescinding this Agreement and promptly receiving all monies paid on account of the Purchase Price or accepting the Property in its then condition together with the proceeds of any insurance recovery obtainable by Seller. Buyer is hereby notified that Buyer may insure Buyer's equitable interest in the Property as of the time of execution of this Agreement.

         29. pennsylvania real estate recovery fund. A Real Estate Recovery Fund has been established by the Commonwealth of Pennsylvania to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee as a result of fraud, misrepresentation, or deceit in a real estate transaction, if that person has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

         30. NOTICES. All notices, requests, and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express).

         31. MISCELLANEOUS.

             (a) All of the representations and warranties contained in this Agreement, all covenants, agreements, and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive settlement.


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

             (b) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

             (c) Formal tender of an executed deed and purchase money is hereby waived.

             (d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

             (e) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Seller and Buyer, and there are no other terms, obligations, agreements, covenants, representations, statements, or conditions, oral or otherwise, of any kind whatsoever, concerning this sale and purchase. This Agreement shall not be altered, amended, changed, or modified except in writing executed by the parties hereto.

             (f) This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

             (g) Both parties to this Agreement have participated fully and equally in the negotiation and preparation hereof, and therefore, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

         32. STOCK. At Closing, Seller shall convey to Buyer, free and clear of all restrictions and/or legends, (i) 25,000 registered shares of the common stock of Red Bell Brewing Company, and (ii) 25,000 registered options to purchase the commons stock of Red Bell Brewing Company at any time after one (1) year after the Closing at a strike price of $.50 per share.


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

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first above written.



                                        SELLER:

                                        By: /s/ James R. Bell, President
                                            ------------------------------------

                                        By:_____________________________________


                                        By:_____________________________________



                                        BUYER:

                                        By: /s/ John Westum
                                            ------------------------------------
                                            Westum Land Development LLC
                                            By: John A. Westum, Managing Member

                                        By:_____________________________________


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

                                    EXHIBITS



                Exhibit A            As-Built Plan prepared by Durkin
                                     Associates, Inc. dated 1/31/97

                Exhibit B            Title Commitment

                Exhibit C            Red Bell Space

                Exhibit D            Intentionally Deleted

                Exhibit E            Friendly's Space

                Exhibit F            Nextel Lease


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